Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough VP Finance & Investor Relations (858) 314-5824 Debra P. Crawford Chief Financial Officer (858) 314-5708	LHA Jody Cain (jcain@lhai.com) Bruce Voss (bvoss@lhai.com) (310) 691-7100 @LHA_IR_PR

For Immediate Release

SANTARUS ANNOUNCES FDA ACCEPTANCE OF UCERIS NEW DRUG APPLICATION FOR

INDUCTION OF REMISSION OF ACTIVE ULCERATIVE COLITIS

FDA action date in October 2012

SAN DIEGO (February 15, 2012) – Santarus, Inc. (NASDAQ: SNTS) today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing the company’s New Drug Application (NDA) for UCERIS™ (budesonide) tablets 9 mg. Pursuant to Prescription Drug User Fee Act (PDUFA) guidelines, Santarus expects the FDA will complete its review or otherwise respond to the UCERIS NDA by mid-October, 2012. Santarus is seeking marketing approval in the U.S. of UCERIS 9 mg for the induction of remission of mild to moderate active ulcerative colitis.

“Ulcerative colitis is a serious, chronic disease that typically starts to manifest in young adults with a long-term negative impact on the patient,” said Gerald T. Proehl, president and chief executive officer. “We look forward to the potential to offer what we believe will be an important new therapeutic option to physicians and their patients to manage the symptoms of active ulcerative colitis.”

UCERIS is an investigational drug that is a locally acting (non-systemic) corticosteroid in a novel, patented, oral tablet formulation, which utilizes proprietary MMX® multi-matrix system technology and is designed to result in the controlled release and distribution of budesonide throughout the length of the colon. Budesonide has topical anti-inflammatory activity and due to an extended first pass effect, has less systemic absorption than other corticosteroids.

UCERIS is being developed in collaboration with Cosmo Technologies Limited, a subsidiary of Cosmo Pharmaceuticals S.p.A. With FDA acceptance for review of the NDA for UCERIS tablets, $4 million is payable to Cosmo Technologies in cash or Santarus common stock, at Cosmo’s option.

The NDA for UCERIS was filed as a section 505(b)(2) NDA, referencing data generated for Entocort® EC (budesonide). In connection with the FDA’s acceptance for filing of the UCERIS NDA, Santarus is providing notice to the NDA holder and the patent owner that UCERIS 9 mg does not infringe any claims of the one unexpired patent listed in the Orange Book for Entocort EC or that the claims in the patent are invalid.

About Ulcerative Colitis

Ulcerative colitis is a form of inflammatory bowel disease (IBD) that produces inflammation and ulcers along the inside of the colon. The inflammation can interfere with the normal function of the colon, often causing cramping, bloating, diarrhea, bleeding, fatigue, weight loss and frequent bowel movements, which may also strongly affect quality of life. According to the Crohn’s & Colitis Foundation of America, IBD affects an estimated 1.4 million Americans.

Ulcerative colitis is a chronic relapsing-remitting illness for which there is no known cure, but with appropriate treatment patients can manage their symptoms. However, it is estimated that up to 30% of patients with mild or moderate ulcerative colitis require add-on therapy to 5-ASA drugs. Patients refractive to treatment with 5-ASA drugs typically receive a course of an oral, systemically absorbed corticosteroid, the success of which may be limited by significant side effects. For moderate to severe cases of ulcerative colitis, immunosuppressant drugs or biologic drugs may be prescribed. If the condition does not respond to pharmaceutical therapy and the symptoms are severe, the patient may be referred for surgery.

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes, and on FENOGLIDE® (fenofibrate) tablets, which is indicated as an adjunct to diet to reduce high cholesterol.

Santarus also has a diverse pipeline, including three investigational drugs in late-stage clinical development: UCERIS™ (budesonide) tablets for induction of remission of active ulcerative colitis, RHUCIN® (recombinant human C1 inhibitor) for treatment of acute attacks of hereditary angioedema and rifamycin SV MMX® for treatment of travelers’ diarrhea, in addition to other earlier-stage development programs. More information about Santarus is available at www.santarus.com.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans or objectives will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: whether Santarus obtains regulatory approval for UCERIS in a timely manner or at all, including whether the FDA agrees with the statistical analysis plan for the UCERIS Phase III studies, the clinical interpretation of the results and the conduct of the studies and whether the extended use study, which evaluated UCERIS 6 mg, provides adequate data to support approval of UCERIS 9 mg; whether the FDA requires completion of additional clinical studies or other development programs before approving UCERIS; whether the ongoing Phase IIIb clinical study will be completed in a timely manner with a positive outcome; risks associated with the paragraph IV certification concerning Entocort EC, including the potential for litigation and a 30-month stay of approval for the UCERIS NDA; risks associated with the collaboration with Cosmo relating to the MMX product candidates, including the potential for termination of the collaboration; competition from other products; unexpected adverse side effects or inadequate therapeutic efficacy of Santarus’ products and product candidates; the scope and validity of patent protection for Santarus’ products and product candidates; and other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products and product candidates; and other risks detailed in Santarus’ prior press releases as well as in prior public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Santarus® , FENOGLIDE® and UCERIS™ are trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc.

CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RHUCIN® is a trademark of Pharming Group NV. All other trademarks are the property of their respective owners.

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